EXHIBIT 13.2
SECOND QUARTER 2018

Condensed consolidated statement of income

	three months ended June 30		six months ended June 30
(unaudited - millions of Canadian $, except per share amounts)	2018	2017	2018	2017

Revenues
Canadian Natural Gas Pipelines	954	922	1,838	1,804
U.S. Natural Gas Pipelines	930	879	2,021	1,873
Mexico Natural Gas Pipelines	153	150	304	293
Liquids Pipelines	644	501	1,267	973
Energy	514	778	1,189	1,694
	3,195	3,230	6,619	6,637
Income from Equity Investments	265	197	345	371
Operating and Other Expenses
Plant operating costs and other	822	1,027	1,696	2,033
Commodity purchases resold	324	547	921	1,090
Property taxes	152	153	302	315
Depreciation and amortization	570	516	1,105	1,033
	1,868	2,243	4,024	4,471
Gain on Sale of Assets	—	498	—	498
Financial Charges
Interest expense	558	524	1,085	1,024
Allowance for funds used during construction	(113)	(121)	(218)	(222)
Interest income and other	92	(89)	29	(109)
	537	314	896	693
Income before Income Taxes	1,055	1,368	2,044	2,342
Income Tax Expense
Current	89	55	139	122
Deferred	64	338	135	471
	153	393	274	593
Net Income	902	975	1,770	1,749
Net income attributable to non-controlling interests	76	55	170	145
Net Income Attributable to Controlling Interests	826	920	1,600	1,604
Preferred share dividends	41	39	81	80
Net Income Attributable to Common Shares	785	881	1,519	1,524
Net Income per Common Share
Basic	$0.88	$1.01	$1.70	$1.76
Diluted	$0.88	$1.01	$1.70	$1.75
Dividends Declared per Common Share	$0.69	$0.625	$1.38	$1.25
Weighted Average Number of Common Shares (millions)
Basic	896	870	892	868
Diluted	896	872	893	870

See accompanying notes to the Condensed consolidated financial statements.

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SECOND QUARTER 2018

Condensed consolidated statement of comprehensive income

	three months ended June 30		six months ended June 30
(unaudited - millions of Canadian $)	2018	2017	2018	2017

Net Income	902	975	1,770	1,749
Other Comprehensive Income/(Loss), Net of Income Taxes
Foreign currency translation gains and losses on net investment in foreign operations	259	(269)	691	(351)
Reclassification of foreign currency translation gains on net investment on disposal of foreign operations	—	(77)	—	(77)
Change in fair value of net investment hedges	(13)	(1)	(15)	(2)
Change in fair value of cash flow hedges	(2)	(2)	5	3
Reclassification to net income of gains and losses on cash flow hedges	7	(1)	10	(1)
Reclassification of actuarial gains and losses on pension and other post-retirement benefit plans	2	4	—	7
Other comprehensive income on equity investments	6	—	12	3
Other comprehensive income/(loss)	259	(346)	703	(418)
Comprehensive Income	1,161	629	2,473	1,331
Comprehensive income attributable to non-controlling interests	116	6	276	56
Comprehensive Income Attributable to Controlling Interests	1,045	623	2,197	1,275
Preferred share dividends	41	39	81	80
Comprehensive Income Attributable to Common Shares	1,004	584	2,116	1,195
See accompanying notes to the Condensed consolidated financial statements.

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SECOND QUARTER 2018

Condensed consolidated statement of cash flows

	three months ended June 30		six months ended June 30
(unaudited - millions of Canadian $)	2018	2017	2018	2017

Cash Generated from Operations
Net income	902	975	1,770	1,749
Depreciation and amortization	570	516	1,105	1,033
Deferred income taxes	64	338	135	471
Income from equity investments	(265)	(197)	(345)	(371)
Distributions received from operating activities of equity investments	231	228	465	447
Employee post-retirement benefits funding, net of expense	(3)	6	—	9
Gain on sale of assets	—	(498)	—	(498)
Equity allowance for funds used during construction	(79)	(78)	(157)	(142)
Unrealized (gains)/losses on financial instruments	(39)	50	149	91
Other	63	(4)	(59)	4
Decrease/(increase) in operating working capital	361	17	154	(138)
Net cash provided by operations	1,805	1,353	3,217	2,655
Investing Activities
Capital expenditures	(2,337)	(1,792)	(4,039)	(3,352)
Capital projects in development	(76)	(56)	(112)	(98)
Contributions to equity investments	(184)	(473)	(542)	(665)
Proceeds from sales of assets, net of transaction costs	—	4,147	—	4,147
Other distributions from equity investments	—	1	121	364
Deferred amounts and other	(16)	(169)	94	(254)
Net cash (used in)/provided by investing activities	(2,613)	1,658	(4,478)	142
Financing Activities
Notes payable (repaid)/issued, net	(1,327)	111	485	781
Long-term debt issued, net of issue costs	3,240	817	3,333	817
Long-term debt repaid	(808)	(4,418)	(2,034)	(5,469)
Junior subordinated notes issued, net of issue costs	—	1,489	—	3,471
Dividends on common shares	(380)	(328)	(738)	(628)
Dividends on preferred shares	(39)	(38)	(78)	(77)
Distributions paid to non-controlling interests	(48)	(69)	(117)	(149)
Common shares issued, net of issue costs	445	18	785	36
Partnership units of TC PipeLines, LP issued, net of issue costs	—	27	49	119
Common units of Columbia Pipeline Partners LP acquired	—	—	—	(1,205)
Net cash provided by/(used in) financing activities	1,083	(2,391)	1,685	(2,304)
Effect of Foreign Exchange Rate Changes on Cash and Cash Equivalents	28	(24)	57	(19)
Increase in Cash and Cash Equivalents	303	596	481	474
Cash and Cash Equivalents
Beginning of period	1,267	894	1,089	1,016
Cash and Cash Equivalents
End of period	1,570	1,490	1,570	1,490
See accompanying notes to the Condensed consolidated financial statements.

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SECOND QUARTER 2018

Condensed consolidated balance sheet

		June 30,	December 31,
	(unaudited - millions of Canadian $)	2018	2017

	ASSETS
	Current Assets
	Cash and cash equivalents	1,570	1,089
	Accounts receivable	2,111	2,522
	Inventories	403	378
	Assets held for sale	458	—
	Other	888	691
		5,430	4,680
Plant, Property and Equipment	net of accumulated depreciation of $24,822 and $23,734, respectively	61,446	57,277
	Equity Investments	6,628	6,366
	Regulatory Assets	1,361	1,376
	Goodwill	13,734	13,084
	Loan Receivable from Affiliate	1,173	919
	Intangible and Other Assets	1,749	1,484
	Restricted Investments	1,062	915
		92,583	86,101
	LIABILITIES
	Current Liabilities
	Notes payable	2,359	1,763
	Accounts payable and other	3,982	4,057
	Dividends payable	636	586
	Accrued interest	642	605
	Current portion of long-term debt	2,812	2,866
		10,431	9,877
	Regulatory Liabilities	4,603	4,321
	Other Long-Term Liabilities	666	727
	Deferred Income Tax Liabilities	5,700	5,403
	Long-Term Debt	34,583	31,875
	Junior Subordinated Notes	7,284	7,007
		63,267	59,210
	EQUITY
	Common shares, no par value	22,385	21,167
Issued and outstanding:	June 30, 2018 - 904 million shares
	December 31, 2017 - 881 million shares
	Preferred shares	3,980	3,980
	Additional paid-in capital	12	—
	Retained earnings	2,020	1,623
	Accumulated other comprehensive loss	(1,134)	(1,731)
	Controlling Interests	27,263	25,039
	Non-controlling interests	2,053	1,852
		29,316	26,891
		92,583	86,101

Contingencies and Guarantees (Note 13)
Variable Interest Entities (Note 14)
Subsequent Event (Note 15)
See accompanying notes to the Condensed consolidated financial statements.

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SECOND QUARTER 2018

Condensed consolidated statement of equity

	six months ended June 30
(unaudited - millions of Canadian $)	2018	2017

Common Shares
Balance at beginning of period	21,167	20,099
Shares issued:
Under at-the-market equity issuance program, net of issue costs	766	—
Under dividend reinvestment and share purchase plan	431	406
On exercise of stock options	21	39
Balance at end of period	22,385	20,544
Preferred Shares
Balance at beginning and end of period	3,980	3,980
Additional Paid-In Capital
Balance at beginning of period	—	—
Issuance of stock options, net of exercises	5	2
Dilution from TC PipeLines, LP units issued	7	13
Asset drop downs to TC PipeLines, LP	—	(202)
Columbia Pipeline Partners LP acquisition	—	(171)
Reclassification of additional paid-in capital deficit to retained earnings	—	358
Balance at end of period	12	—
Retained Earnings
Balance at beginning of period	1,623	1,138
Net income attributable to controlling interests	1,600	1,604
Common share dividends	(1,238)	(1,087)
Preferred share dividends	(60)	(58)
Adjustment related to income tax effects of asset drop downs to TC PipeLines, LP	95	—
Adjustment related to employee share-based payments	—	12
Reclassification of additional paid-in capital deficit to retained earnings	—	(358)
Balance at end of period	2,020	1,251
Accumulated Other Comprehensive Loss
Balance at beginning of period	(1,731)	(960)
Other comprehensive income/(loss) attributable to controlling interests	597	(329)
Balance at end of period	(1,134)	(1,289)
Equity Attributable to Controlling Interests	27,263	24,486
Equity Attributable to Non-Controlling Interests
Balance at beginning of period	1,852	1,726
Net income attributable to non-controlling interests	170	145
Other comprehensive income/(loss) attributable to non-controlling interests	106	(89)
Issuance of TC PipeLines, LP units
Proceeds, net of issue costs	49	119
Decrease in TransCanada's ownership of TC PipeLines, LP	(9)	(21)
Distributions declared to non-controlling interests	(115)	(147)
Reclassification from common units of TC PipeLines, LP subject to rescission	—	106
Impact of Columbia Pipeline Partners LP acquisition	—	33
Balance at end of period	2,053	1,872
Total Equity	29,316	26,358

See accompanying notes to the Condensed consolidated financial statements.

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SECOND QUARTER 2018

Notes to Condensed consolidated financial statements
(unaudited)
1. Basis of presentation
These Condensed consolidated financial statements of TransCanada Corporation (TransCanada or the Company) have been prepared by management in accordance with U.S. GAAP. The accounting policies applied are consistent with those outlined in TransCanada’s annual audited consolidated financial statements for the year ended December 31, 2017, except as described in Note 2, Accounting changes. Capitalized and abbreviated terms that are used but not otherwise defined herein are identified in TransCanada’s 2017 Annual Report.
These Condensed consolidated financial statements reflect adjustments, all of which are normal recurring adjustments that are, in the opinion of management, necessary to reflect fairly the financial position and results of operations for the respective periods. These Condensed consolidated financial statements do not include all disclosures required in the annual financial statements and should be read in conjunction with the 2017 audited consolidated financial statements included in TransCanada’s 2017 Annual Report. Certain comparative figures have been reclassified to conform with the current period’s presentation.
Earnings for interim periods may not be indicative of results for the fiscal year in the Company’s natural gas pipelines segments due to the timing of regulatory decisions and seasonal fluctuations in short-term throughput volumes on U.S. pipelines. Earnings for interim periods may also not be indicative of results for the fiscal year in the Company’s Energy segment due to the impact of seasonal weather conditions on customer demand and market pricing in certain of the Company’s investments in electrical power generation plants and non-regulated gas storage facilities.
USE OF ESTIMATES AND JUDGEMENTS
In preparing these financial statements, TransCanada is required to make estimates and assumptions that affect both the amount and timing of recording assets, liabilities, revenues and expenses since the determination of these items may be dependent on future events. The Company uses the most current information available and exercises careful judgement in making these estimates and assumptions. In the opinion of management, these Condensed consolidated financial statements have been properly prepared within reasonable limits of materiality and within the framework of the Company’s significant accounting policies included in the annual audited consolidated financial statements for the year ended December 31, 2017, except as described in Note 2, Accounting changes.
2. Accounting changes
CHANGES IN ACCOUNTING POLICIES FOR 2018
Revenue from contracts with customers
In 2014, the FASB issued new guidance on revenue from contracts with customers. The new guidance requires that an entity recognize revenue from these contracts in accordance with a prescribed model. This model is used to depict the transfer of promised goods or services to customers in amounts that reflect the total consideration to which it expects to be entitled during the term of the contract in exchange for those promised goods or services. Goods or services that are promised to a customer are referred to as the Company's "performance obligations." The total consideration to which the Company expects to be entitled can include fixed and variable amounts. The Company has variable revenue that is subject to factors outside the Company’s influence, such as market prices, actions of third parties and weather conditions. The Company considers this variable revenue to be "constrained" as it cannot be reliably estimated, and therefore recognizes variable revenue when the service is provided.

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SECOND QUARTER 2018

The new guidance also requires additional disclosures about the nature, amount, timing and uncertainty of revenue recognition and related cash flows.
In the application of the new guidance, significant estimates and judgments are used to determine the following:

•	pattern of revenue recognition within a contract, based on whether the performance obligation is satisfied at a point in time versus over time

•	term of the contract

•	amount of variable consideration associated with a contract and timing of the associated revenue recognition.
The new guidance was effective January 1, 2018, was applied using the modified retrospective transition method, and did not result in any material differences in the amount and timing of revenue recognition. Refer to Note 4, Revenues, for further information related to the impact of adopting the new guidance and the Company's updated accounting policies related to revenue recognition from contracts with customers.
Financial instruments
In January 2016, the FASB issued new guidance on the accounting for equity investments and financial liabilities. The new guidance changes the income statement effect of equity investments and the recognition of changes in the fair value of financial liabilities when the fair value option is elected. The new guidance also requires the Company to assess valuation allowances for deferred tax assets related to available for sale debt securities in combination with their other deferred tax assets. This new guidance was effective January 1, 2018 and did not have a material impact on the Company's consolidated financial statements.
Income taxes
In October 2016, the FASB issued new guidance on the income tax effects of intra-entity transfers of assets other than inventory. The new guidance requires the recognition of deferred and current income taxes for an intra-entity asset transfer when the transfer occurs. The new guidance was effective January 1, 2018, was applied using a modified retrospective approach, and did not have a material impact on the Company's consolidated financial statements.
Restricted cash
In November 2016, the FASB issued new guidance on restricted cash and cash equivalents on the statement of cash flows. The new guidance requires that the statement of cash flows explain the change during the period in the total cash and cash equivalents balance, and amounts generally described as restricted cash or restricted cash equivalents. Restricted cash and cash equivalents will be included with cash and cash equivalents when reconciling the beginning of period and end of period total amounts on the statement of cash flows. This new guidance was effective January 1, 2018, was applied retrospectively, and did not have an impact on the Company's consolidated financial statements.
Employee post-retirement benefits
In March 2017, the FASB issued new guidance that requires entities to disaggregate the current service cost component from the other components of net benefit cost and present it with other current compensation costs for related employees in the income statement. The new guidance also requires that the other components of net benefit cost be presented elsewhere in the income statement and excluded from income from operations if such a subtotal is presented. In addition, the new guidance makes changes to the components of net benefit cost that are eligible for capitalization. Entities must use a retrospective transition method to adopt the requirement for separate presentation in the income statement of the components of net benefit cost, and a prospective transition method to adopt the change to capitalization of benefit costs. This new guidance was effective January 1, 2018 and did not have a material impact on the Company's consolidated financial statements.

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SECOND QUARTER 2018

Hedge accounting
In August 2017, the FASB issued new guidance making more financial and non-financial hedging strategies eligible for hedge accounting. The new guidance also amends the presentation requirements relating to the change in fair value of a derivative and requires additional disclosures including cumulative basis adjustments for fair value hedges and the effect of hedging on individual line items in the consolidated statement of income. This new guidance is effective January 1, 2019 with early adoption permitted. This new guidance, which the Company elected to adopt effective January 1, 2018, was applied prospectively and did not have a material impact on the Company's consolidated financial statements.
FUTURE ACCOUNTING CHANGES
Leases
In February 2016, the FASB issued new guidance on the accounting for leases. The new guidance amends the definition of a lease such that, in order for an arrangement to qualify as a lease, the lessor is required to have both (1) the right to obtain substantially all of the economic benefits from the use of the asset and (2) the right to direct the use of the asset. The new guidance also establishes a right-of-use (ROU) model that requires a lessee to recognize a ROU asset and corresponding lease liability on the balance sheet for all leases with a term longer than 12 months. Leases will be classified as finance or operating, with classification affecting the pattern of expense recognition in the consolidated statement of income. The new guidance does not make extensive changes to lessor accounting.
In January 2018, the FASB issued an optional practical expedient, to be applied upon transition, to omit the evaluation of land easements not previously accounted for as leases that existed or expired prior to the entity's adoption of the new lease guidance. An entity that elects this practical expedient is required to apply the practical expedient consistently to all of its existing or expired land easements not previously accounted for as leases. The Company continues to monitor and analyze additional guidance and clarifications provided by the FASB.
The new guidance is effective January 1, 2019, with early adoption permitted. A modified retrospective transition approach is required for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. The Company has developed a preliminary inventory of existing lease agreements and has substantially completed its analysis on these leases but continues to evaluate the financial impact on its consolidated financial statements. The Company has also selected a system solution and is in the testing stage of implementation. The Company continues to assess process changes necessary to compile the information to meet the recognition and disclosure requirements of the new guidance and to analyze new contracts that may contain leases.
Measurement of credit losses on financial instruments
In June 2016, the FASB issued new guidance that significantly changes how entities measure credit losses for most financial assets and certain other financial instruments that are not measured at fair value through net income. The new guidance amends the impairment model of financial instruments basing it on expected losses rather than incurred losses. These expected credit losses will be recognized as an allowance rather than as a direct write down of the amortized cost basis. The new guidance is effective January 1, 2020 and will be applied using a modified retrospective approach. The Company is currently evaluating the impact of the adoption of this guidance and has not yet determined the effect on its consolidated financial statements.
Goodwill impairment
In January 2017, the FASB issued new guidance on simplifying the test for goodwill impairment by eliminating Step 2 of the impairment test, which is the requirement to calculate the implied fair value of goodwill to measure the impairment charge. Instead, entities will record an impairment charge based on the excess of a reporting unit’s carrying amount over its fair value. This new guidance is effective January 1, 2020 and will be applied prospectively, however, early adoption is permitted. The Company is currently evaluating the timing and impact of the adoption of this guidance.

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Amortization on purchased callable debt securities
In March 2017, the FASB issued new guidance that shortens the amortization period for the premium on certain purchased callable debt securities by requiring entities to amortize the premium to the earliest call date. This new guidance is effective January 1, 2019 and will be applied using a modified retrospective approach. The Company is currently evaluating the impact of the adoption of this guidance and has not yet determined the effect on its consolidated financial statements.
Income taxes
In February 2018, the FASB issued new guidance that allows a reclassification from AOCI to retained earnings for stranded tax effects resulting from the U.S. Tax Reform. This new guidance is effective January 1, 2019, however, early adoption is permitted. This guidance can be applied either in the period of adoption or retrospectively to each period (or periods) in which the effect of the change is recognized. The Company is currently evaluating this guidance in conjunction with its analysis of the overall impact of U.S. Tax Reform.
3. Segmented information

three months ended June 30, 2018	Canadian Natural Gas Pipelines	U.S. Natural Gas Pipelines	Mexico Natural Gas Pipelines	Liquids Pipelines
(unaudited - millions of Canadian $)					Energy	Corporate[1]		Total

Revenues	954	930	153	644	514	—		3,195
Intersegment revenues	—	56	—	—	5	(61)	[2]	—
	954	986	153	644	519	(61)		3,195
Income from equity investments	3	59	1	13	102	87	[3]	265
Plant operating costs and other	(341)	(288)	(12)	(155)	(72)	46	[2]	(822)
Commodity purchases resold	—	—	—	—	(324)	—		(324)
Property taxes	(71)	(53)	—	(27)	(1)	—		(152)
Depreciation and amortization	(265)	(163)	(24)	(85)	(33)	—		(570)
Segmented Earnings	280	541	118	390	191	72		1,592
Interest expense								(558)
Allowance for funds used during construction								113
Interest income and other								(92)
Income before income taxes								1,055
Income tax expense								(153)
Net Income								902
Net income attributable to non-controlling interests								(76)
Net Income Attributable to Controlling Interests								826
Preferred share dividends								(41)
Net Income Attributable to Common Shares								785

1	Includes intersegment eliminations.

2
The Company records intersegment sales at contracted rates. For segmented reporting, these transactions are included as Intersegment revenues in the segment providing the service and Plant operating costs and other in the segment receiving the service. These transactions are eliminated on consolidation. Intersegment profit is recognized when the product or service has been provided to third parties or otherwise realized.

3
Income from equity investments includes foreign exchange gains on the Company's inter-affiliate loan with Sur de Texas. The peso-denominated loan to the Sur de Texas joint venture represents the Company's proportionate share of debt financing for this joint venture.

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SECOND QUARTER 2018

three months ended June 30, 2017	Canadian Natural Gas Pipelines	U.S. Natural Gas Pipelines	Mexico Natural Gas Pipelines	Liquids Pipelines
(unaudited - millions of Canadian $)					Energy	Corporate[1]		Total

Revenues	922	879	150	501	778	—		3,230
Intersegment revenues	—	10	—	—	—	(10)	[2]	—
	922	889	150	501	778	(10)		3,230
Income/(loss) from equity investments	2	57	5	(1)	142	(8)	[3]	197
Plant operating costs and other	(328)	(347)	(10)	(147)	(173)	(22)	[2]	(1,027)
Commodity purchases resold	—	—	—	—	(547)	—		(547)
Property taxes	(69)	(48)	—	(22)	(14)	—		(153)
Depreciation and amortization	(222)	(150)	(25)	(80)	(39)	—		(516)
Gain on sale of assets	—	—	—	—	498	—		498
Segmented Earnings/(Loss)	305	401	120	251	645	(40)		1,682
Interest expense								(524)
Allowance for funds used during construction								121
Interest income and other								89
Income before income taxes								1,368
Income tax expense								(393)
Net Income								975
Net income attributable to non-controlling interests								(55)
Net Income Attributable to Controlling Interests								920
Preferred share dividends								(39)
Net Income Attributable to Common Shares								881

1	Includes intersegment eliminations.

2
The Company records intersegment sales at contracted rates. For segmented reporting, these transactions are included as Intersegment revenues in the segment providing the service and Plant operating costs and other in the segment receiving the service. These transactions are eliminated on consolidation. Intersegment profit is recognized when the product or service has been provided to third parties or otherwise realized.

3
Income/(loss) from equity investments includes foreign exchange losses on the Company's inter-affiliate loan with Sur de Texas. The peso-denominated loan to the Sur de Texas joint venture represents the Company's proportionate share of debt financing for this joint venture.

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six months ended June 30, 2018	Canadian Natural Gas Pipelines	U.S. Natural Gas Pipelines	Mexico Natural Gas Pipelines	Liquids Pipelines
(unaudited - millions of Canadian $)					Energy	Corporate[1]		Total

Revenues	1,838	2,021	304	1,267	1,189	—		6,619
Intersegment revenues	—	81	—	—	47	(128)	[2]	—
	1,838	2,102	304	1,267	1,236	(128)		6,619
Income from equity investments	6	126	12	28	165	8	[3]	345
Plant operating costs and other	(664)	(612)	(14)	(346)	(171)	111	[2]	(1,696)
Commodity purchases resold	—	—	—	—	(921)	—		(921)
Property taxes	(141)	(108)	—	(50)	(3)	—		(302)
Depreciation and amortization	(506)	(319)	(47)	(168)	(65)	—		(1,105)
Segmented Earnings/(Loss)	533	1,189	255	731	241	(9)		2,940
Interest expense								(1,085)
Allowance for funds used during construction								218
Interest income and other								(29)
Income before income taxes								2,044
Income tax expense								(274)
Net Income								1,770
Net income attributable to non-controlling interests								(170)
Net Income Attributable to Controlling Interests								1,600
Preferred share dividends								(81)
Net Income Attributable to Common Shares								1,519

1	Includes intersegment eliminations.

2
The Company records intersegment sales at contracted rates. For segmented reporting, these transactions are included as Intersegment revenues in the segment providing the service and Plant operating costs and other in the segment receiving the service. These transactions are eliminated on consolidation. Intersegment profit is recognized when the product or service has been provided to third parties or otherwise realized.

3
Income from equity investments includes foreign exchange gains on the Company's inter-affiliate loan with Sur de Texas. The peso-denominated loan to the Sur de Texas joint venture represents the Company's proportionate share of debt financing for this joint venture.

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SECOND QUARTER 2018

six months ended June 30, 2017	Canadian Natural Gas Pipelines	U.S. Natural Gas Pipelines	Mexico Natural Gas Pipelines	Liquids Pipelines
(unaudited - millions of Canadian $)					Energy	Corporate[1]		Total

Revenues	1,804	1,873	293	973	1,694	—		6,637
Intersegment revenues	—	21	—	—	—	(21)	[2]	—
	1,804	1,894	293	973	1,694	(21)		6,637
Income/(loss) from equity investments	5	122	11	(1)	242	(8)	[3]	371
Plant operating costs and other	(640)	(653)	(19)	(292)	(385)	(44)	[2]	(2,033)
Commodity purchases resold	—	—	—	—	(1,090)	—		(1,090)
Property taxes	(138)	(95)	—	(45)	(37)	—		(315)
Depreciation and amortization	(444)	(306)	(47)	(157)	(79)	—		(1,033)
Gain on sale of assets	—	—	—	—	498	—		498
Segmented Earnings/(Loss)	587	962	238	478	843	(73)		3,035
Interest expense								(1,024)
Allowance for funds used during construction								222
Interest income and other								109
Income before income taxes								2,342
Income tax expense								(593)
Net Income								1,749
Net income attributable to non-controlling interests								(145)
Net Income Attributable to Controlling Interests								1,604
Preferred share dividends								(80)
Net Income Attributable to Common Shares								1,524

1	Includes intersegment eliminations.

2
The Company records intersegment sales at contracted rates. For segmented reporting, these transactions are included as Intersegment revenues in the segment providing the service and Plant operating costs and other in the segment receiving the service. These transactions are eliminated on consolidation. Intersegment profit is recognized when the product or service has been provided to third parties or otherwise realized.

3
Income/(loss) from equity investments includes foreign exchange losses on the Company's inter-affiliate loan with Sur de Texas. The peso-denominated loan to the Sur de Texas joint venture represents the Company's proportionate share of debt financing for this joint venture.

TOTAL ASSETS

(unaudited - millions of Canadian $)	June 30, 2018	December 31, 2017

Canadian Natural Gas Pipelines	17,447	16,904
U.S. Natural Gas Pipelines	39,786	35,898
Mexico Natural Gas Pipelines	6,268	5,716
Liquids Pipelines	16,291	15,438
Energy	8,368	8,503
Corporate	4,423	3,642
	92,583	86,101

TRANSCANADA [64
SECOND QUARTER 2018

4. Revenues
In 2014, the FASB issued new guidance on revenue from contracts with customers. The Company adopted the new guidance on January 1, 2018 using the modified retrospective transition method for all contracts that were in effect on the date of adoption. Results reported for 2018 reflect the application of the new guidance, while the 2017 comparative results were prepared and reported under previous revenue recognition guidance which is referred to herein as "legacy U.S. GAAP."
DISAGGREGATION OF REVENUES
The following tables summarizes total Revenues for the three and six months ended June 30, 2018:

three months ended June 30, 2018 (unaudited - millions of Canadian $)	Canadian Natural Gas Pipelines	U.S. Natural Gas Pipelines	Mexico Natural Gas Pipelines	Liquids Pipelines	Energy	Total

Revenues from contracts with customers
Capacity arrangements and transportation	954	785	152	513	—	2,404
Power generation	—	—	—	—	415	415
Natural gas storage and other	—	118	1	—	31	150
	954	903	153	513	446	2,969
Other revenues[1,2]	—	27	—	131	68	226
	954	930	153	644	514	3,195

1
Other revenues include income from the Company's financial instruments and lease arrangements within each operating segment. Income from lease arrangements includes certain long term PPAs, as well as certain liquids pipelines capacity and transportation arrangements. These arrangements are not in the scope of the new guidance, therefore, revenues related to these contracts are excluded from revenues from contracts with customers. Refer to Note 12, Risk management and financial instruments, for further information on income from financial instruments.

2	Other revenues from U.S. Natural Gas Pipelines include the amortization of the net regulatory liabilities resulting from U.S. Tax Reform. Refer to Note 7, Income taxes, for further information.

six months ended June 30, 2018 (unaudited - millions of Canadian $)	Canadian Natural Gas Pipelines	U.S. Natural Gas Pipelines	Mexico Natural Gas Pipelines	Liquids Pipelines	Energy	Total

Revenues from contracts with customers
Capacity arrangements and transportation	1,838	1,669	302	1,047	—	4,856
Power generation	—	—	—	—	1,005	1,005
Natural gas storage and other	—	310	2	1	61	374
	1,838	1,979	304	1,048	1,066	6,235
Other revenues[1,2]	—	42	—	219	123	384
	1,838	2,021	304	1,267	1,189	6,619

1
Other revenues include income from the Company's financial instruments and lease arrangements within each operating segment. Income from lease arrangements includes certain long term PPAs, as well as certain liquids pipelines capacity and transportation arrangements. These arrangements are not in the scope of the new guidance, therefore, revenues related to these contracts are excluded from revenues from contracts with customers. Refer to Note 12, Risk management and financial instruments, for further information on income from financial instruments.

2	Other revenues from U.S. Natural Gas Pipelines include the amortization of the net regulatory liabilities resulting from U.S. Tax Reform. Refer to Note 7, Income taxes, for further information.
Revenues from contracts with customers are recognized net of any taxes collected from customers which are subsequently remitted to governmental authorities. The Company's contracts with customers include natural gas and liquids pipelines capacity arrangements and transportation contracts, power generation contracts, natural gas storage and other contracts.

TRANSCANADA [65
SECOND QUARTER 2018

Canadian Natural Gas Pipelines
Capacity Arrangements and Transportation
Revenues from the Company's Canadian natural gas pipelines are generated from contractual arrangements for committed capacity and from the transportation of natural gas. Revenues earned from firm contracted capacity arrangements are recognized ratably over the term of the contract regardless of the amount of natural gas that is transported. Transportation revenues for interruptible or volumetric-based services are recognized when the service is performed.
Revenues from the Company's Canadian natural gas pipelines are subject to regulatory decisions by the NEB. The tolls charged on these pipelines are based on revenue requirements designed to recover the costs of providing natural gas capacity for transportation services, which includes a return of and return on capital, as approved by the NEB. The Company's Canadian natural gas pipelines are generally not subject to risks related to variances in revenues and most costs. These variances are generally subject to deferral treatment and are recovered or refunded in future tolls. Revenues recognized prior to an NEB decision on rates for that period reflect the NEB's last approved rate of return on common equity (ROE) assumptions. Adjustments to revenues are recorded when the NEB decision is received. Canadian natural gas pipelines' revenues are invoiced and received on a monthly basis. The Company does not take ownership of the natural gas that it transports for customers.
U.S. Natural Gas Pipelines
Capacity Arrangements and Transportation
Revenues from the Company's U.S. natural gas pipelines are generated from contractual arrangements for committed capacity and from the transportation of natural gas. Revenues earned from firm contracted capacity arrangements are generally recognized ratably over the term of the contract regardless of the amount of natural gas that is transported. Transportation revenues for interruptible or volumetric-based services are recognized when the service is performed. The Company has elected to utilize the practical expedient to recognize revenues from its U.S. natural gas pipelines as invoiced.
The Company's U.S. natural gas pipelines are subject to FERC regulations and, as a result, a portion of revenues collected may be subject to refund if invoiced during an interim period when a rate proceeding is ongoing. Allowances for these potential refunds are recognized using management's best estimate based on the facts and circumstances of the proceeding. Any allowances that are recognized during the proceeding process are refunded or retained at the time a regulatory decision becomes final. U.S. natural gas pipelines' revenues are invoiced and received on a monthly basis. The Company does not take ownership of the natural gas that it transports for customers.
Natural Gas Storage and Other
Revenues from the Company's regulated U.S. natural gas storage services are generated mainly from firm committed capacity storage contracts. The performance obligation in these contracts is the reservation of a specified amount of capacity for storage including specifications with regards to the amount of natural gas that can be injected or withdrawn on a daily basis. Revenues are recognized ratably over the contract period for firm committed capacity regardless of the amount of natural gas that is stored, and when gas is injected or withdrawn for interruptible or volumetric-based services. Natural gas storage services revenues are invoiced and received on a monthly basis. The Company does not take ownership of the natural gas that it stores for customers.
Revenues from the Company's midstream natural gas services, including gathering, treating, conditioning, processing, compression and liquids handling services, are generated from contractual arrangements and are recognized ratably over the term of the contract. The Company also owns mineral rights associated with certain natural gas storage facilities. These mineral rights can be leased or contributed to producers of natural gas in return for a royalty interest which is recognized when natural gas is produced. Midstream natural gas service revenues are invoiced and received on a monthly basis. The Company does not take ownership of the natural gas for which it provides midstream services.

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Mexico Natural Gas Pipelines
Capacity Arrangements and Transportation
Revenues from the Company's Mexico natural gas pipelines are primarily collected based on CRE-approved negotiated firm capacity contracts and are generally recognized ratably over the term of the contract. For certain firm capacity arrangements, the Company has elected to utilize the practical expedient to recognize revenues as invoiced. Transportation revenues related to interruptible or volumetric-based services are recognized when the service is performed. Other volumes shipped on these pipelines are subject to CRE-approved tariffs and revenues are recognized when the Company has performed the transportation services. Mexico natural gas pipelines' revenues are invoiced and received on a monthly basis. The Company does not take ownership of the natural gas that it transports for customers.
Liquids Pipelines
Capacity Arrangements and Transportation
Revenues from the Company's liquids pipelines are generated mainly from providing customers with firm capacity arrangements to transport crude oil. The performance obligation in these contracts is the reservation of a specified amount of capacity together with the transportation of crude oil on a monthly basis. Revenues earned from these arrangements are recognized ratably over the term of the contract regardless of the amount of crude oil that is transported. Revenues for interruptible or volumetric-based services are recognized when the service is performed. Liquids pipelines' revenues are invoiced and received on a monthly basis. The Company does not take ownership of the crude oil that it transports for customers.
Energy
Power Generation
Revenues from the Company's Energy business are primarily derived from long-term contractual commitments to provide power capacity to meet the demands of the market, and from the sale of electricity to both centralized markets and to customers. Power generation revenues also include revenues from the sale of steam to customers. Revenues and capacity payments are recognized as the services are provided and as electricity and steam is delivered. Power generation revenues are invoiced and received on a monthly basis.
Natural Gas Storage and Other
Non-regulated natural gas storage contracts include park, loan and term storage arrangements. Park and loan contracts allow for fixed injection or withdrawal volumes on specified dates for a specified price. Term storage contracts allow for a maximum amount of gas to be stored over a set period of time. Revenues from park and loan contracts are recognized and invoiced as the injection and withdrawal services are provided and revenues from term storage contracts are recognized ratably over the term of the contract. Term storage revenues are invoiced and received on a monthly basis. Revenues earned from the sale of proprietary natural gas are recognized in the month of delivery. Revenues from ancillary services are recognized as the service is provided. The Company does not take ownership of the natural gas that it stores for customers.
FINANCIAL STATEMENT IMPACT OF ADOPTING REVENUE FROM CONTRACTS WITH CUSTOMERS
The Company adopted the new guidance using the modified retrospective transition method. As a practical expedient under this transition method, the Company is not required to analyze completed contracts at the date of adoption. As a result, the Company made the following adjustments on January 1, 2018.
Capacity Arrangements and Transportation
For certain natural gas pipelines capacity contracts, amounts are invoiced to the customer in accordance with the terms of the contract, however, the related revenues are recognized when the Company satisfies its performance obligation to provide committed capacity ratably over the term of the contract. This difference in timing between revenue recognition and amounts invoiced creates a contract asset or contract liability under the new revenue recognition guidance. Under legacy U.S. GAAP, this difference was recorded as Accounts receivable. Under the new guidance, contract assets are included in Other current assets and contract liabilities are included in Accounts payable and other.

TRANSCANADA [67
SECOND QUARTER 2018

Impact of New Revenue Recognition Guidance on Date of Adoption
The following table illustrates the impact of the adoption of the new revenue recognition guidance on the Company's previously reported consolidated balance sheet line items:

	As reported	Adjustment
(unaudited - millions of Canadian $)	December 31, 2017		January 1, 2018

Current Assets
Accounts receivable	2,522	(62)	2,460
Other[1]	691	79	770
Current Liabilities
Accounts payable and other[2]	4,057	17	4,074

1	Adjustment relates to contract assets previously included in Accounts receivable.

2	Adjustment relates to contract liabilities previously included in Accounts receivable.
Pro-forma Financial Statements under Legacy U.S. GAAP
As required by the new revenue recognition guidance, the following tables illustrate the pro-forma impact on the affected line items on the Condensed consolidated balance sheet, as at June 30, 2018, had legacy U.S. GAAP been applied:

	June 30, 2018
	As reported	Pro-forma using legacy U.S. GAAP
(unaudited - millions of Canadian $)

Current Assets
Accounts receivable	2,111	2,353
Other	888	646
CONTRACT BALANCES

(unaudited - millions of Canadian $)	June 30, 2018	January 1, 2018

Receivables from contracts with customers	1,225	1,736
Contract assets[1]	242	79
Contract liabilities[2]	24	17
Long-term contract liabilities[3]	17	—

1	Recorded as part of Other current assets on the Condensed consolidated balance sheet.

2
Comprised of deferred revenue recorded in Accounts payable and other on the Condensed consolidated balance sheet. During the six months ended June 30, 2018, $17 million of revenue was recognized that was included in the contract liability at the beginning of the period.

3	Comprised of deferred revenue recorded in Other long-term liabilities on the Condensed consolidated balance sheet.
Contract assets primarily relate to the Company’s right to revenues for services completed but not invoiced at the reporting date on long-term committed capacity natural gas pipelines contracts. The change in contract assets is primarily related to the transfer to Accounts receivable when these rights become unconditional and the customer is invoiced as well as the recognition of additional revenues that remains to be invoiced.

TRANSCANADA [68
SECOND QUARTER 2018

FUTURE REVENUES FROM REMAINING PERFORMANCE OBLIGATIONS
As required by the new revenue recognition guidance, the following provides disclosure on future revenues allocated to remaining performance obligations representing contracted revenues that have not yet been recognized. Certain contracts that qualify for the use of one of the following practical expedients are excluded from the future revenues disclosures:

1)	The original expected duration of the contract is one year or less.
2) The Company recognizes revenue from the contract that is equal to the amount invoiced, where the amount invoiced represents the value to the customer of the service performed to date. This is referred to as the "right to invoice" practical expedient.

3)
The variable revenue generated from the contract is allocated entirely to a wholly unsatisfied performance obligation or to a wholly unsatisfied promise to transfer a distinct good or service that forms part of a single performance obligation in a series. A single performance obligation in a series occurs when the promises under a contract are a series of distinct services that are substantially the same and have the same pattern of transfer to the customer over time.

The following provides a discussion of the transaction price allocated to future performance obligations as well as practical expedients used by the Company.
Capacity Arrangements and Transportation
As at June 30, 2018, future revenues from long-term capacity arrangements and transportation contracts extending through 2043 are approximately $29.4 billion, of which approximately $2.8 billion is expected to be recognized during the remainder of 2018.
Future revenues from long-term capacity arrangements and transportation contracts do not include constrained variable revenues or arrangements to which the right to invoice practical expedient has been applied. As a result, these amounts are not representative of potential total future revenues expected from these contracts.
Future revenues from the Company's Canadian natural gas pipelines' regulated firm capacity contracts include fixed revenues for the time periods that tolls under current rate settlements are in effect, which is approximately one to three years. Many of these contracts are long-term in nature and revenues from the remaining performance obligations that extend beyond the current rate settlement term are considered to be fully constrained since future tolls remain unknown. Revenues from these contracts will be recognized once the performance obligation to provide capacity has been satisfied and the regulator has approved the applicable tolls. In addition, the Company considers interruptible transportation service revenues to be variable revenues since volumes cannot be estimated. These variable revenues are recognized on a monthly basis when the Company satisfies the performance obligation and have been excluded from the future revenues disclosure as the Company applies the practical expedient related to variable revenues to these contracts. The future variable revenues earned under these contracts are allocated entirely to unsatisfied performance obligations at June 30, 2018.
The Company also applies the right to invoice practical expedient to all of its U.S. and certain of its Mexico regulated natural gas pipeline capacity arrangements and flow-through revenues. Revenues from regulated capacity arrangements are recognized based on current rates and flow-through revenues are earned from the recovery of operating expenses. These revenues are recognized on a monthly basis as the Company performs the services and are excluded from future revenues disclosures.
Revenues from liquids pipelines capacity arrangements have a variable component based on volumes transported. As a result, these variable revenues are excluded from the future revenues disclosures as the Company applies the practical expedient related to variable revenues to these contracts. The future variable revenues earned under these contracts is allocated entirely to unsatisfied performance obligations at June 30, 2018.

TRANSCANADA [69
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Power Generation
The Company has long-term power generation contracts extending through 2032. Revenues from power generation have a variable component related to market prices that are subject to factors outside the Company’s influence. These revenues are considered to be fully constrained and are recognized on a monthly basis when the Company satisfies the performance obligation. The Company applies the practical expedient related to variable revenues to these contracts. As a result, future revenues from these contracts are excluded from the disclosures.
Natural Gas Storage and Other
As at June 30, 2018, future revenues from long-term natural gas storage and other contracts extending through 2033 are approximately $1.3 billion, of which approximately $260 million is expected to be recognized during the remainder of 2018. The Company applies the practical expedients related to contracts that are for a duration of one year or less and where it recognizes variable consideration, and therefore excludes the related revenues from the future revenues disclosure. As a result, this amount is lower than the potential total future revenues from these contracts.
5. Assets held for sale
Cartier Wind
On August 1, 2018, we entered into an agreement to sell our interests in the Cartier Wind power facilities in Québec to Innergex Renewable Energy Inc. for gross proceeds of $630 million before closing adjustments. The sale is expected to be completed in fourth quarter 2018, subject to certain regulatory and other approvals, and result in an estimated gain of $175 million ($130 million after tax) which will be recorded upon closing of the transaction.
At June 30, 2018, the related assets and liabilities in the Energy segment were classified as held for sale as follows:

(unaudited - millions of Canadian $)

Assets held for sale
Plant, property and equipment	458
Total assets held for sale	458
Liabilities related to assets held for sale
Other long-term liabilities	14
Total liabilities related to assets held for sale[1]	14

1	Included in Accounts payable and other on the Condensed consolidated balance sheet.
6. Plant, Property and Equipment, Equity Investments and Goodwill
The Company reviews plant, property and equipment and equity investments for impairment whenever events or changes in circumstances indicate the carrying value of the asset may not be recoverable.
Goodwill is tested for impairment on an annual basis or more frequently if events or changes in circumstance indicate that it might be impaired. The Company can initially make this assessment based on qualitative factors. If the Company concludes that it is not more likely than not that the fair value of the reporting unit is less than its carrying value, then an impairment test is not performed.

TRANSCANADA [70
SECOND QUARTER 2018

In March 2018, FERC proposed changes related to U.S. Tax Reform and income taxes for rate-making purposes in a master limited partnership (MLP) that may have an impact on the future earnings and cash flows of FERC-regulated pipelines. On July 18, 2018, FERC issued final rulings with respect to these changes. Until these pronouncements are implemented through individual rate proceedings or settlements, and the Company and TC PipeLines, LP have fully evaluated their respective alternatives to minimize any negative impact of the proposed FERC changes, the Company believes that it is not more likely than not that the fair value of any of its reporting units is less than its respective carrying value. Therefore, a goodwill impairment test has not been performed during the six months ended June 30, 2018. The Company also determined there is no indication that the carrying values of plant, property and equipment and equity investments potentially impacted by FERC's changes are not recoverable. The Company will continue to monitor developments and assess its goodwill for impairment as well as review its plant, property and equipment and equity investments for recoverability as new information becomes available.
At December 31, 2017, the estimated fair value of Great Lakes exceeded its carrying value by less than 10 per cent. There is a risk that the FERC developments, once finalized, could result in a goodwill impairment charge. The goodwill balance related to Great Lakes is US$573 million at June 30, 2018 (December 31, 2017 – US$573 million). There is also a risk that the goodwill balance related to Tuscarora of US$82 million at June 30, 2018 (December 31, 2017 – US $82 million) could be negatively impacted by the FERC developments.
7. Income taxes
U.S. Tax Reform
Pursuant to the enactment of U.S. Tax Reform, the Company recorded net regulatory liabilities and a corresponding reduction in net deferred income tax liabilities in the amount of $1,686 million at December 31, 2017 related to the Company's U.S. natural gas pipelines subject to rate-regulated accounting. Amounts recorded to adjust income taxes remain provisional as the Company's interpretation, assessment and presentation of the impact of U.S. Tax Reform may be further clarified with additional guidance from regulatory, tax and accounting authorities. Should additional guidance be provided by these authorities or other sources during the one-year measurement period permitted by the SEC, the Company will review the provisional amounts and adjust as appropriate. Other than the amortizations discussed below and the foreign exchange impacts, no adjustments were made to these amounts during the six months ended June 30, 2018. There may be prospective adjustments to the Company's net regulatory liabilities once the final impact of these changes is determined.
Commencing January 1, 2018, the Company has amortized the net regulatory liabilities using the Reverse South Georgia methodology. Under this methodology, rate-regulated entities determine amortization based on their composite depreciation rate and immediately begin recording amortization. Amortization of the net regulatory liabilities in the amount of $15 million and $24 million was recorded for the three and six months ended June 30, 2018 respectively and included in Revenues in the Condensed consolidated statement of income.
Effective Tax Rates
The effective income tax rates for the six-month periods ended June 30, 2018 and 2017 were 13 per cent and 25 per cent, respectively. The lower effective tax rate in 2018 was primarily the result of the rate change resulting from U.S. Tax Reform and lower flow-through income taxes in Canadian rate-regulated pipelines.

TRANSCANADA [71
SECOND QUARTER 2018

8. Long-term debt
LONG-TERM DEBT ISSUED
The Company issued long-term debt in the six months ended June 30, 2018 as follows:

(unaudited - millions of Canadian $, unless noted otherwise)
Company	Issue date	Type	Maturity Date	Amount	Interest rate

TRANSCANADA PIPELINES LIMITED
	May 2018	Senior Unsecured Notes	May 2028	US 1,000	4.25%
	May 2018	Senior Unsecured Notes	May 2038	US 500	4.75%
	May 2018	Senior Unsecured Notes	May 2048	US 1,000	4.875%
LONG-TERM DEBT RETIRED
The Company retired long-term debt in the six months ended June 30, 2018 as follows:

(unaudited - millions of Canadian $, unless noted otherwise)
Company	Retirement date	Type	Amount	Interest rate

COLUMBIA PIPELINE GROUP, INC.
	June 2018	Senior Unsecured Notes	US 500	2.45%
PORTLAND NATURAL GAS TRANSMISSION SYSTEM
	May 2018	Senior Secured Notes	US 18	5.9%
TRANSCANADA PIPELINES LIMITED
	March 2018	Debentures	150	9.45%
	January 2018	Senior Unsecured Notes	US 500	1.875%
	January 2018	Senior Unsecured Notes	US 250	Floating
GREAT LAKES GAS TRANSMISSION LIMITED PARTNERSHIP
	March 2018	Senior Unsecured Notes	US 9	6.73%
CAPITALIZED INTEREST
In the three and six months ended June 30, 2018, TransCanada capitalized interest related to capital projects of $30 million and $56 million, respectively (2017 – $56 million and $101 million, respectively).
9. Common shares
TRANSCANADA CORPORATION ATM EQUITY ISSUANCE PROGRAM
In the three months ended June 30, 2018, the Company issued 8.1 million common shares under the TransCanada ATM program at an average price of $54.63 per common share for gross proceeds of $443 million. Related commissions and fees totaled approximately $4 million resulting in net proceeds of $439 million. In the six months ended June 30, 2018, the Company issued 13.9 million common shares at an average price of $55.42 per common share for gross proceeds of $772 million. Related commissions and fees totaled approximately $7 million resulting in net proceeds of $765 million.
In June 2018, the Company announced that it has replenished the capacity available under its existing Corporate ATM program. This allows for the issuance of additional common shares from treasury for an aggregate gross sales price of up to $1.0 billion, for a revised total of $2.0 billion or its U.S. dollar equivalent (Amended Corporate ATM program). The Amended Corporate ATM program is effective to July 23, 2019.

TRANSCANADA [72
SECOND QUARTER 2018

10. Other comprehensive income/(loss) and accumulated other comprehensive loss
Components of other comprehensive income/(loss), including the portion attributable to non-controlling interests and related tax effects, are as follows:

three months ended June 30, 2018
(unaudited - millions of Canadian $)	Before Tax Amount	Income Tax Recovery/(Expense)	Net of Tax Amount

Foreign currency translation gains on net investment in foreign operations	254	5	259
Change in fair value of net investment hedges	(17)	4	(13)
Change in fair value of cash flow hedges	(3)	1	(2)
Reclassification to net income of gains and losses on cash flow hedges	9	(2)	7
Reclassification of actuarial gains and losses on pension and other post-retirement benefit plans	4	(2)	2
Other comprehensive income on equity investments	6	—	6
Other comprehensive income	253	6	259

three months ended June 30, 2017
(unaudited - millions of Canadian $)	Before Tax Amount	Income Tax Recovery/(Expense)	Net of Tax Amount

Foreign currency translation losses on net investment in foreign operations	(265)	(4)	(269)
Reclassification of foreign currency translation gains on net investment on disposal of foreign operations	(77)	—	(77)
Change in fair value of net investment hedges	(1)	—	(1)
Change in fair value of cash flow hedges	(2)	—	(2)
Reclassification to net income of gains and losses on cash flow hedges	(2)	1	(1)
Reclassification of actuarial gains and losses on pension and other post-retirement benefit plans	5	(1)	4
Other comprehensive loss	(342)	(4)	(346)

six months ended June 30, 2018
(unaudited - millions of Canadian $)	Before Tax Amount	Income Tax Recovery/(Expense)	Net of Tax Amount

Foreign currency translation gains on net investment in foreign operations	670	21	691
Change in fair value of net investment hedges	(20)	5	(15)
Change in fair value of cash flow hedges	3	2	5
Reclassification to net income of gains and losses on cash flow hedges	13	(3)	10
Reclassification of actuarial gains and losses on pension and other post-retirement benefit plans	8	(8)	—
Other comprehensive income on equity investments	13	(1)	12
Other comprehensive income	687	16	703

TRANSCANADA [73
SECOND QUARTER 2018

six months ended June 30, 2017
(unaudited - millions of Canadian $)	Before Tax Amount	Income Tax Recovery/(Expense)	Net of Tax Amount

Foreign currency translation losses on net investment in foreign operations	(353)	2	(351)
Reclassification of foreign currency translation gains on net investment on disposal of foreign operations	(77)	—	(77)
Change in fair value of net investment hedges	(3)	1	(2)
Change in fair value of cash flow hedges	4	(1)	3
Reclassification to net income of gains and losses on cash flow hedges	(2)	1	(1)
Reclassification of actuarial gains and losses on pension and other post-retirement benefit plans	10	(3)	7
Other comprehensive income on equity investments	4	(1)	3
Other comprehensive loss	(417)	(1)	(418)
The changes in AOCI by component are as follows:

three months ended June 30, 2018
(unaudited - millions of Canadian $)	Currency Translation Adjustments	Cash Flow Hedges	Pension and OPEB Plan Adjustments	Equity Investments	Total[1]

AOCI balance at April 1, 2018	(670)	(29)	(205)	(449)	(1,353)
Other comprehensive income/(loss) before reclassifications[2]	208	(2)	—	—	206
Amounts reclassified from accumulated other comprehensive loss[3]	—	5	2	6	13
Net current period other comprehensive income	208	3	2	6	219
AOCI balance at June 30, 2018	(462)	(26)	(203)	(443)	(1,134)

1	All amounts are net of tax. Amounts in parentheses indicate losses recorded to OCI.

2	Other comprehensive income/(loss) before reclassifications on currency translation adjustments and cash flow hedges is net of non-controlling interest gains of $38 million and nil, respectively.

3	Amounts reclassified from AOCI on cash flow hedges and equity investments is net of non-controlling interest gains of $2 million and nil, respectively.

six months ended June 30, 2018	Currency		Pension and
(unaudited - millions of Canadian $)	Translation Adjustments	Cash Flow Hedges	OPEB Plan Adjustments	Equity Investments	Total[1]

AOCI balance at January 1, 2018	(1,043)	(31)	(203)	(454)	(1,731)
Other comprehensive income/(loss) before reclassifications[2,3]	581	(2)	—	—	579
Amounts reclassified from accumulated other comprehensive loss [4]	—	7	—	11	18
Net current period other comprehensive income	581	5	—	11	597
AOCI balance at June 30, 2018	(462)	(26)	(203)	(443)	(1,134)

1	All amounts are net of tax. Amounts in parentheses indicate losses recorded to OCI.

2
Other comprehensive income/(loss) before reclassifications on currency translation adjustments and cash flow hedges is net of non-controlling interest gains of $95 million and $7 million, respectively.

3
Losses related to cash flow hedges reported in AOCI and expected to be reclassified to net income in the next 12 months are estimated to be $21 million ($15 million, net of tax) at June 30, 2018. These estimates assume constant commodity prices, interest rates and foreign exchange rates over time, however, the amounts reclassified will vary based on the actual value of these factors at the date of settlement.

4	Amounts reclassified from AOCI on cash flow hedges and equity investments are net of non-controlling interest gains of $3 million and $1 million, respectively.

TRANSCANADA [74
SECOND QUARTER 2018

Details about reclassifications out of AOCI into the Condensed consolidated statement of income are as follows:

	Amounts Reclassified From AOCI				Affected line item in the Condensed consolidated statement of income
	three months ended June 30		six months ended June 30
(unaudited - millions of Canadian $)	2018	2017	2018	2017

Cash flow hedges
Commodities	(2)	7	(1)	11	Revenues (Energy)
Interest	(5)	(5)	(9)	(9)	Interest expense
	(7)	2	(10)	2	Total before tax
	2	(1)	3	(1)	Income tax expense
	(5)	1	(7)	1	Net of tax[1,3]
Pension and other post-retirement benefit plan adjustments
Amortization of actuarial gains and losses	(4)	(4)	(8)	(8)	Plant operating costs and other[2]
	2	1	8	3	Income tax expense
	(2)	(3)	—	(5)	Net of tax[1]
Equity investments
Equity income	(6)	—	(13)	(4)	Income from equity investments
	—	—	2	1	Income tax expense
	(6)	—	(11)	(3)	Net of tax[1,3]
Currency translation adjustments
Realization of foreign currency translation gain on disposal of foreign operations	—	77	—	77	Gain on sale of assets
	—	—	—	—	Income tax expense
	—	77	—	77	Net of tax[1]

1	All amounts in parentheses indicate expenses to the Condensed consolidated statement of income.

2	These accumulated other comprehensive loss components are included in the computation of net benefit cost. Refer to Note 11, Employee post-retirement benefits, for further information.

3
Amounts reclassified from AOCI on cash flow hedges and equity investments is net of non-controlling interest gains of $2 million and nil, respectively for the three months ended June 30, 2018 (2017 - nil and nil) and $3 million and $1 million, respectively for the six months ended June 30, 2018 (2017 - nil and nil).

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SECOND QUARTER 2018

11. Employee post-retirement benefits
The net benefit cost recognized for the Company’s benefit pension plans and other post-retirement benefit plans is as follows:

	three months ended June 30				six months ended June 30
	Pension benefit plans		Other post-retirement benefit plans		Pension benefit plans		Other post-retirement benefit plans
(unaudited - millions of Canadian $)	2018	2017	2018	2017	2018	2017	2018	2017

Service cost[1]	31	27	1	1	61	56	2	2
Other components of net benefit cost[1]
Interest cost	34	28	4	3	67	62	7	7
Expected return on plan assets	(55)	(39)	(4)	(6)	(110)	(89)	(8)	(11)
Amortization of actuarial loss	3	4	1	—	7	8	1	—
Amortization of regulatory asset	4	1	—	1	9	7	—	1
	(14)	(6)	1	(2)	(27)	(12)	—	(3)
Net Benefit Cost	17	21	2	(1)	34	44	2	(1)

1	Service cost and other components of net benefit cost are included in Plant operating costs and other in the Condensed consolidated statement of income.
12. Risk management and financial instruments
RISK MANAGEMENT OVERVIEW
TransCanada has exposure to market risk and counterparty credit risk, and has strategies, policies and limits in place to manage the impact of these risks on earnings and cash flow.
COUNTERPARTY CREDIT RISK
TransCanada’s maximum counterparty credit exposure with respect to financial instruments at June 30, 2018, without taking into account security held, consisted of cash and cash equivalents, accounts receivable, available for sale assets, derivative assets and loans receivable. The Company regularly reviews its accounts receivable and records an allowance for doubtful accounts as necessary using the specific identification method. At June 30, 2018, there were no significant amounts past due or impaired, no significant credit risk concentration and no significant credit losses during the period.
LOAN RECEIVABLE FROM AFFILIATE
Related party transactions are conducted in the normal course of business and are measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties.
The Company holds a 60 per cent equity interest in a joint venture with IEnova to build, own and operate the Sur de Texas pipeline. The Company accounts for the joint venture as an equity investment. In 2017, the Company entered into a MXN$21.3 billion unsecured revolving credit facility with the joint venture, which bears interest at a floating rate and matures in March 2022. Draws on the credit facility result in a loan receivable from the joint venture representing the Company's proportionate share of the debt financing requirements advanced to the joint venture. At June 30, 2018, the balance of the Company's loan receivable from the joint venture totaled MXN$17.5 billion or $1.2 billion (December 31, 2017 – MXN$14.4 billion or $919 million) and Interest income and other included $29 million and $56 million of interest income on this loan receivable for the three and six months ended June 30, 2018 (2017 – $3 million and $3 million). Amounts recognized in Interest income and other are offset by a corresponding proportionate share of interest expense recorded in Income from equity investments.

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NET INVESTMENT IN FOREIGN OPERATIONS
The Company hedges its net investment in foreign operations (on an after-tax basis) with U.S. dollar-denominated debt, cross-currency interest rate swaps and foreign exchange forward contracts and options.
The fair values and notional amounts for the derivatives designated as a net investment hedge were as follows:

	June 30, 2018		December 31, 2017
(unaudited - millions of Canadian $, unless noted otherwise)	Fair value[1,2]	Notional amount	Fair value[1,2]	Notional amount

U.S. dollar cross-currency interest rate swaps (maturing 2018 to 2019)[3]	(80)	US 500	(199)	US 1,200
U.S. dollar foreign exchange options (maturing 2018 to 2019)	(16)	US 2,000	5	US 500
	(96)	US 2,500	(194)	US 1,700

1	Fair value equals carrying value.

2	No amounts have been excluded from the assessment of hedge effectiveness.

3
In the three and six months ended June 30, 2018, Net income includes net realized gains of nil and $1 million, respectively (2017 – $1 million and $2 million, respectively) related to the interest component of cross-currency swap settlements which are reported within Interest expense.

The notional amounts and fair value of U.S. dollar-denominated debt designated as a net investment hedge were as follows:

(unaudited - millions of Canadian $, unless noted otherwise)	June 30, 2018	December 31, 2017

Notional amount	29,000 (US 22,000)	25,400 (US 20,200)
Fair value	30,800 (US 23,400)	28,900 (US 23,100)
FINANCIAL INSTRUMENTS
Non-derivative financial instruments
Fair value of non-derivative financial instruments
Available for sale assets are recorded at fair value which is calculated using quoted market prices where available. Certain non-derivative financial instruments included in Cash and cash equivalents, Accounts receivable, Intangible and other assets, Notes payable, Accounts payable and other, Accrued interest and Other long-term liabilities have carrying amounts that approximate their fair value due to the nature of the item or the short time to maturity. Each of these instruments are classified in Level II of the fair value hierarchy.
Credit risk has been taken into consideration when calculating the fair value of non-derivative instruments.

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Balance sheet presentation of non-derivative financial instruments
The following table details the fair value of the Company's non-derivative financial instruments, excluding those where carrying amounts approximate fair value, which are classified in Level II of the fair value hierarchy:

	June 30, 2018		December 31, 2017
(unaudited - millions of Canadian $)	Carrying amount	Fair value	Carrying amount	Fair value

Long-term debt including current portion[1,2]	(37,395)	(40,762)	(34,741)	(40,180)
Junior subordinated notes	(7,284)	(7,101)	(7,007)	(7,233)
	(44,679)	(47,863)	(41,748)	(47,413)

1	Long-term debt is recorded at amortized cost except for US$1.3 billion (December 31, 2017 – US$1.1 billion) that is attributed to hedged risk and recorded at fair value.

2
Net income for the three and six months ended June 30, 2018 includes unrealized losses of $1 million and unrealized gains of $4 million, respectively, (2017 – losses of $1 million and gains of $1 million, respectively) for fair value adjustments attributable to the hedged interest rate risk associated with interest rate swap fair value hedging relationships on US$1.3 billion of long-term debt at June 30, 2018 (December 31, 2017 – US$1.1 billion). There were no other unrealized gains or losses from fair value adjustments to the non-derivative financial instruments.

Available for sale assets summary
The following tables summarize additional information about the Company's restricted investments that are classified as available for sale assets:

	June 30, 2018		December 31, 2017
(unaudited - millions of Canadian $)	LMCI restricted investments	Other restricted investments[1]	LMCI restricted investments	Other restricted investments[1]

Fair values of fixed income securities[2]
Maturing within 1 year	—	24	—	23
Maturing within 1-5 years	—	105	—	107
Maturing within 5-10 years	85	—	14	—
Maturing after 10 years	857	—	790	—
	942	129	804	130

1	Other restricted investments have been set aside to fund insurance claim losses to be paid by the Company's wholly-owned captive insurance subsidiary.

2	Available for sale assets are recorded at fair value and included in Other current assets and Restricted investments on the Condensed consolidated balance sheet.

	June 30, 2018		June 30, 2017
(unaudited - millions of Canadian $)	LMCI restricted investments[1]	Other restricted investments[2]	LMCI restricted investments[1]	Other restricted investments[2]

Net unrealized gains in the period
three months ended	3	—	13	—
six months ended	5	1	15	—
Net realized losses in the period
three months ended	(3)	—	(1)	—
six months ended	(3)	—	(1)	—

1
Gains and losses arising from changes in the fair value of LMCI restricted investments impact the subsequent amounts to be collected through tolls to cover future pipeline abandonment costs. As a result, the Company records these gains and losses as regulatory assets or liabilities.

2	Gains and losses on other restricted investments are included in Interest income and other.

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Derivative instruments
Fair value of derivative instruments
The fair value of foreign exchange and interest rate derivatives has been calculated using the income approach which uses period-end market rates and applies a discounted cash flow valuation model. The fair value of commodity derivatives has been calculated using quoted market prices where available. In the absence of quoted market prices, third-party broker quotes or other valuation techniques have been used. The fair value of options has been calculated using the Black-Scholes pricing model. Credit risk has been taken into consideration when calculating the fair value of derivative instruments.
In some cases, even though the derivatives are considered to be effective economic hedges, they do not meet the specific criteria for hedge accounting treatment or are not designated as a hedge and are accounted for at fair value with changes in fair value recorded in net income in the period of change. This may expose the Company to increased variability in reported earnings because the fair value of the derivative instruments can fluctuate significantly from period to period.
Balance sheet presentation of derivative instruments
The balance sheet classification of the fair value of derivative instruments is as follows:

at June 30, 2018	Cash Flow Hedges	Fair Value Hedges	Net Investment Hedges	Held for Trading	Total Fair Value of Derivative Instruments[1]
(unaudited - millions of Canadian $)

Other current assets
Commodities[2]	—	—	—	221	221
Foreign exchange	—	—	10	11	21
Interest rate	4	—	—	—	4
	4	—	10	232	246
Intangible and other assets
Commodities[2]	—	—	—	46	46
Foreign exchange	—	—	2	—	2
Interest rate	15	—	—	—	15
	15	—	2	46	63
Total Derivative Assets	19	—	12	278	309
Accounts payable and other
Commodities[2]	(8)	—	—	(158)	(166)
Foreign exchange	—	—	(93)	(90)	(183)
Interest rate	—	(6)	—	—	(6)
	(8)	(6)	(93)	(248)	(355)
Other long-term liabilities
Commodities[2]	(2)	—	—	(32)	(34)
Foreign exchange	—	—	(15)	—	(15)
Interest rate	—	(3)	—	—	(3)
	(2)	(3)	(15)	(32)	(52)
Total Derivative Liabilities	(10)	(9)	(108)	(280)	(407)
Total Derivatives	9	(9)	(96)	(2)	(98)

1	Fair value equals carrying value.

2	Includes purchases and sales of power, natural gas and liquids.

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at December 31, 2017	Cash Flow Hedges	Fair Value Hedges	Net Investment Hedges	Held for Trading	Total Fair Value of Derivative Instruments[1]
(unaudited - millions of Canadian $)

Other current assets
Commodities[2]	1	—	—	249	250
Foreign exchange	—	—	8	70	78
Interest rate	3	—	—	1	4
	4	—	8	320	332
Intangible and other assets
Commodities[2]	—	—	—	69	69
Interest rate	4	—	—	—	4
	4	—	—	69	73
Total Derivative Assets	8	—	8	389	405
Accounts payable and other
Commodities[2]	(6)	—	—	(208)	(214)
Foreign exchange	—	—	(159)	(10)	(169)
Interest rate	—	(4)	—	—	(4)
	(6)	(4)	(159)	(218)	(387)
Other long-term liabilities
Commodities[2]	(2)	—	—	(26)	(28)
Foreign exchange	—	—	(43)	—	(43)
Interest rate	—	(1)	—	—	(1)
	(2)	(1)	(43)	(26)	(72)
Total Derivative Liabilities	(8)	(5)	(202)	(244)	(459)
Total Derivatives	—	(5)	(194)	145	(54)

1	Fair value equals carrying value.

2	Includes purchases and sales of power, natural gas and liquids.
The majority of derivative instruments held for trading have been entered into for risk management purposes and all are subject to the Company's risk management strategies, policies and limits. These include derivatives that have not been designated as hedges or do not qualify for hedge accounting treatment but have been entered into as economic hedges to manage the Company's exposures to market risk.
Derivatives in fair value hedging relationships
The following table details amounts recorded on the Condensed consolidated balance sheet in relation to cumulative adjustments for fair value hedges included in the carrying amount of the hedged liabilities:

	Carrying amount		Fair value hedging adjustments[1]
(unaudited - millions of Canadian $)	June 30, 2018	December 31, 2017	June 30, 2018	December 31, 2017

Current portion of long-term debt	(1,114)	(688)	4	1
Long-term debt	(520)	(685)	5	4
	(1,634)	(1,373)	9	5

1	At June 30, 2018 and December 31, 2017, adjustments for discontinued hedging relationships included in the balance were nil.

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Notional and Maturity Summary
The maturity and notional principal or quantity outstanding related to the Company's derivative instruments excluding hedges of the net investment in foreign operations is as follows:

at June 30, 2018	Power	Natural Gas	Liquids	Foreign Exchange	Interest
(unaudited)

Purchases[1]	38,381	87	40	—	—
Sales[1]	27,191	92	52	—	—
Millions of U.S. dollars	—	—	—	3,504	2,450
Maturity dates	2018-2022	2018-2021	2018-2019	2018-2019	2018-2028

1	Volumes for power, natural gas and liquids derivatives are in GWh, Bcf and MMBbls, respectively.

at December 31, 2017	Power	Natural Gas	Liquids	Foreign Exchange	Interest
(unaudited)

Purchases[1]	66,132	133	6	—	—
Sales[1]	42,836	135	7	—	—
Millions of U.S. dollars	—	—	—	2,931	2,300
Millions of Mexican pesos	—	—	—	100	—
Maturity dates	2018-2022	2018-2021	2018	2018	2018-2022

1	Volumes for power, natural gas and liquids derivatives are in GWh, Bcf and MMBbls, respectively.
Unrealized and realized gains/(losses) on derivative instruments
The following summary does not include hedges of the net investment in foreign operations.

	three months ended June 30		six months ended June 30
(unaudited - millions of Canadian $)	2018	2017	2018	2017

Derivative Instruments Held for Trading[1]
Amount of unrealized gains/(losses) in the period
Commodities[2]	99	(91)	(10)	(147)
Foreign exchange	(60)	41	(139)	56
Amount of realized gains/(losses) in the period
Commodities	19	(37)	129	(85)
Foreign exchange	4	(5)	19	(9)
Derivative Instruments in Hedging Relationships
Amount of realized (losses)/gains in the period
Commodities	(4)	7	(1)	13
Foreign exchange	—	—	—	5
Interest rate	—	—	1	1

1
Realized and unrealized gains and losses on held for trading derivative instruments used to purchase and sell commodities are included on a net basis in Revenues. Realized and unrealized gains and losses on interest rate and foreign exchange held for trading derivative instruments are included on a net basis in Interest expense and Interest income and other, respectively.

2
In the three and six months ended June 30, 2018 and 2017, there were no gains or losses included in Net Income relating to discontinued cash flow hedges where it was probable that the anticipated transaction would not occur.

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Derivatives in cash flow hedging relationships
The components of OCI related to the change in fair value of derivatives in cash flow hedging relationships including the portion attributable to non-controlling interests are as follows:

	three months ended June 30		six months ended June 30
(unaudited - millions of Canadian $)	2018	2017	2018	2017

Change in fair value of derivative instruments recognized in OCI (effective portion)[1]
Commodities	(3)	(2)	(6)	3
Interest rate	—	—	9	1
	(3)	(2)	3	4

1	Amounts presented are pre-tax. No amounts have been excluded from the assessment of hedge effectiveness. Amounts in parentheses indicate losses recorded to OCI and AOCI.
Effect of fair value and cash flow hedging relationships
The following tables detail amounts presented on the Condensed consolidated statement of income in which the effects of fair value or cash flow hedging relationships are recorded.

	three months ended June 30
	Revenues (Energy)		Interest Expense
(unaudited - millions of Canadian $)	2018	2017	2018	2017

Total Amount Presented in the Condensed Consolidated Statement of Income	514	778	(558)	(524)
Fair Value Hedges
Interest rate contracts
Hedged items	—	—	(22)	(19)
Derivatives designated as hedging instruments	—	—	(2)	1
Cash Flow Hedges
Reclassification of gains/(losses) on derivative instruments from AOCI to net income
Interest rate contracts[1]	—	—	3	1
Commodity contracts[2]	2	(7)	—	—
Reclassification of gains on derivative instruments from AOCI to net income as a result of forecasted transactions that are no longer probable of occurring
Interest rate contracts[1]	—	—	4	4

1
Refer to Note 10, Other comprehensive income/(loss) and accumulated other comprehensive loss, for the components of OCI related to derivatives in cash flow hedging relationships including the portion attributable to non-controlling interests.

2	There are no amounts recognized in earnings that were excluded from effectiveness testing.

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	six months ended June 30
	Revenues (Energy)		Interest Expense
(unaudited - millions of Canadian $)	2018	2017	2018	2017

Total Amount Presented in the Condensed Consolidated Statement of Income	1,189	1,694	(1,085)	(1,024)
Fair Value Hedges
Interest rate contracts
Hedged items	—	—	(42)	(38)
Derivatives designated as hedging instruments	—	—	(2)	2
Cash Flow Hedges
Reclassification of gains/(losses) on derivative instruments from AOCI to net income
Interest rate contracts[1]	—	—	4	1
Commodity contracts[2]	1	(11)	—	—
Reclassification of gains on derivative instruments from AOCI to net income as a result of forecasted transactions that are no longer probable of occurring
Interest rate contracts[1]	—	—	8	8

1
Refer to Note 10, Other comprehensive income/(loss) and accumulated other comprehensive loss, for the components of OCI related to derivatives in cash flow hedging relationships including the portion attributable to non-controlling interests.

2	There are no amounts recognized in earnings that were excluded from effectiveness testing.
Offsetting of derivative instruments
The Company enters into derivative contracts with the right to offset in the normal course of business as well as in the event of default. TransCanada has no master netting agreements, however, similar contracts are entered into containing rights to offset. The Company has elected to present the fair value of derivative instruments with the right to offset on a gross basis in the balance sheet. The following table shows the impact on the presentation of the fair value of derivative instrument assets and liabilities on the Condensed consolidated balance sheet had the Company elected to present these contracts on a net basis:

at June 30, 2018	Gross derivative instruments	Amounts available for offset[1]	Net amounts
(unaudited - millions of Canadian $)

Derivative instrument assets
Commodities	267	(139)	128
Foreign exchange	23	(23)	—
Interest rate	19	(1)	18
	309	(163)	146
Derivative instrument liabilities
Commodities	(200)	139	(61)
Foreign exchange	(198)	23	(175)
Interest rate	(9)	1	(8)
	(407)	163	(244)

1	Amounts available for offset do not include cash collateral pledged or received.

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at December 31, 2017	Gross derivative instruments	Amounts available for offset[1]	Net amounts
(unaudited - millions of Canadian $)

Derivative instrument assets
Commodities	319	(198)	121
Foreign exchange	78	(56)	22
Interest rate	8	(1)	7
	405	(255)	150
Derivative instrument liabilities
Commodities	(242)	198	(44)
Foreign exchange	(212)	56	(156)
Interest rate	(5)	1	(4)
	(459)	255	(204)

1	Amounts available for offset do not include cash collateral pledged or received.
With respect to the derivative instruments presented above, the Company provided cash collateral of $125 million and letters of credit of $12 million as at June 30, 2018 (December 31, 2017 – $165 million and $30 million) to its counterparties. At June 30, 2018, the Company held nil in cash collateral and $1 million in letters of credit (December 31, 2017 – nil and $3 million) from counterparties on asset exposures.
Credit risk related contingent features of derivative instruments
Derivative contracts entered into to manage market risk often contain financial assurance provisions that allow parties to the contracts to manage credit risk. These provisions may require collateral to be provided if a credit-risk-related contingent event occurs, such as a downgrade in the Company’s credit rating to non-investment grade.
Based on contracts in place and market prices at June 30, 2018, the aggregate fair value of all derivative instruments with credit-risk-related contingent features that were in a net liability position was $2 million (December 31, 2017 – $2 million), for which the Company did not provide collateral in the normal course of business at June 30, 2018 or December 31, 2017. If the credit-risk-related contingent features in these agreements were triggered on June 30, 2018, the Company would have been required to provide collateral of $2 million (December 31, 2017 – $2 million) to its counterparties. Collateral may also need to be provided should the fair value of derivative instruments exceed pre-defined contractual exposure limit thresholds.
The Company has sufficient liquidity in the form of cash and undrawn committed revolving credit facilities to meet these contingent obligations should they arise.

TRANSCANADA [84
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FAIR VALUE HIERARCHY
The Company’s financial assets and liabilities recorded at fair value have been categorized into three categories based on a fair value hierarchy.

Levels	How fair value has been determined
Level I
Quoted prices in active markets for identical assets and liabilities that the Company has the ability to access at the measurement date. An active market is a market in which frequency and volume of transactions provides pricing information on an ongoing basis.

Level II
Valuation based on the extrapolation of inputs, other than quoted prices included within Level I, for which all significant inputs are observable directly or indirectly.
Inputs include published exchange rates, interest rates, interest rate swap curves, yield curves and broker quotes from external data service providers.
This category includes interest rate and foreign exchange derivative assets and liabilities where fair value is determined using the income approach and commodity derivatives where fair value is determined using the market approach.
Transfers between Level I and Level II would occur when there is a change in market circumstances.

Level III
Valuation of assets and liabilities are measured using a market approach based on extrapolation of inputs that are unobservable or where observable data does not support a significant portion of the derivative's fair value. This category mainly includes long-dated commodity transactions in certain markets where liquidity is low and the Company uses the most observable inputs available or, if not available, long-term broker quotes to estimate the fair value for these transactions. Valuation of options is based on the Black-Scholes pricing model.
Assets and liabilities measured at fair value can fluctuate between Level II and Level III depending on the proportion of the value of the contract that extends beyond the time frame for which significant inputs are considered to be observable. As contracts near maturity and observable market data become available, they are transferred out of Level III and into Level II.

The fair value of the Company’s derivative assets and liabilities measured on a recurring basis, including both current and non-current portions are categorized as follows:

at June 30, 2018	Quoted prices in active markets	Significant other observable inputs	Significant unobservable inputs
(unaudited - millions of Canadian $)	(Level I)[1]	(Level II)[1]	(Level III)[1]	Total

Derivative instrument assets
Commodities	75	103	89	267
Foreign exchange	—	23	—	23
Interest rate	—	19	—	19
Derivative instrument liabilities
Commodities	(72)	(79)	(49)	(200)
Foreign exchange	—	(198)	—	(198)
Interest rate	—	(9)	—	(9)
	3	(141)	40	(98)

1	There were no transfers from Level I to Level II or from Level II to Level III for the six months ended June 30, 2018.

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at December 31, 2017	Quoted prices in active markets (Level I)[1]	Significant other observable inputs (Level II)[1]	Significant unobservable inputs (Level III)[1]
(unaudited - millions of Canadian $)				Total

Derivative instrument assets
Commodities	21	283	15	319
Foreign exchange	—	78	—	78
Interest rate	—	8	—	8
Derivative instrument liabilities
Commodities	(27)	(193)	(22)	(242)
Foreign exchange	—	(212)	—	(212)
Interest rate	—	(5)	—	(5)
	(6)	(41)	(7)	(54)

1	There were no transfers from Level I to Level II or from Level II to Level III for the year ended December 31, 2017.
The following table presents the net change in fair value of derivative assets and liabilities classified as Level III of the fair value hierarchy:

	three months ended June 30		six months ended June 30
(unaudited - millions of Canadian $)	2018	2017	2018	2017

Balance at beginning of period	(18)	10	(7)	16
Total gains/(losses) included in Net income	20	(2)	18	(2)
Settlements	32	5	23	5
Sales	—	(3)	—	(5)
Transfers out of Level III	6	(1)	6	(5)
Balance at end of period[1]	40	9	40	9

1
For the three and six months ended June 30, 2018, Revenues include unrealized gains of $50 million and $44 million, respectively, attributed to derivatives in the Level III category that were still held at June 30, 2018 (2017 – unrealized losses of $1 million and unrealized gains of $1 million, respectively).

A 10 per cent increase or decrease in commodity prices, with all other variables held constant, would result in a $16 million increase or decrease, respectively, in the fair value of outstanding derivative instruments included in Level III as at June 30, 2018.

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13. Contingencies and guarantees
CONTINGENCIES
TransCanada and its subsidiaries are subject to various legal proceedings, arbitrations and actions arising in the normal course of business. While the final outcome of such legal proceedings and actions cannot be predicted with certainty, it is the opinion of management that the resolution of such proceedings and actions will not have a material impact on the Company’s consolidated financial position or results of operations.
GUARANTEES
TransCanada and its joint venture partner on the Sur de Texas pipeline, IEnova, have jointly guaranteed the obligations for construction services during the construction of the pipeline.
TransCanada and its joint venture partner on Bruce Power, BPC Generation Infrastructure Trust, have each severally guaranteed certain contingent financial obligations of Bruce Power related to a lease agreement and contractor and supplier services.
The Company and its partners in certain other jointly owned entities have either (i) jointly and severally, (ii) jointly or (iii) severally guaranteed the financial performance of these entities. Such agreements include guarantees and letters of credit which are primarily related to delivery of natural gas, construction services and the payment of liabilities. For certain of these entities, any payments made by TransCanada under these guarantees in excess of its ownership interest are to be reimbursed by its partners.
The carrying value of these guarantees has been included in Other long-term liabilities on the Condensed consolidated balance sheet. Information regarding the Company’s guarantees is as follows:

		at June 30, 2018		at December 31, 2017
(unaudited - millions of Canadian $)	Term	Potential exposure[1]	Carrying value	Potential exposure[1]	Carrying value

Sur de Texas	ranging to 2020	203	1	315	2
Bruce Power	ranging to 2019	88	—	88	1
Other jointly-owned entities	ranging to 2059	104	11	104	13
		395	12	507	16

1	TransCanada’s share of the potential estimated current or contingent exposure.
14. Variable interest entities
A VIE is a legal entity that does not have sufficient equity at risk to finance its activities without additional subordinated financial support or is structured such that equity investors lack the ability to make significant decisions relating to the entity’s operations through voting rights or do not substantively participate in the gains and losses of the entity.
In the normal course of business, the Company consolidates VIEs in which it has a variable interest and for which it is considered to be the primary beneficiary. VIEs in which the Company has a variable interest but is not the primary beneficiary are considered non-consolidated VIEs and are accounted for as equity investments.
Consolidated VIEs
The Company's consolidated VIEs consist of legal entities where the Company is the primary beneficiary. As the primary beneficiary, the Company has the power, through voting or similar rights, to direct the activities of the VIE that most significantly impact economic performance including purchasing or selling significant assets; maintenance and operations of assets; incurring additional indebtedness; or determining the strategic operating direction of the entity. In addition, the Company has the obligation to absorb losses or the right to receive benefits from the consolidated VIE that could potentially be significant to the VIE.

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A significant portion of the Company’s assets are held through VIEs in which the Company holds a 100 per cent voting interest, the VIE meets the definition of a business and the VIE’s assets can be used for general corporate purposes. The Consolidated VIEs whose assets cannot be used for purposes other than the settlement of the VIE’s obligations are as follows:

	June 30,	December 31,
(unaudited - millions of Canadian $)	2018	2017

ASSETS
Current Assets
Cash and cash equivalents	67	41
Accounts receivable	43	63
Inventories	24	23
Other	14	11
	148	138
Plant, Property and Equipment	3,654	3,535
Equity Investments	954	917
Goodwill	514	490
Intangible and Other Assets	15	3
	5,285	5,083
LIABILITIES
Current Liabilities
Accounts payable and other	66	137
Dividends payable	—	1
Accrued interest	24	23
Current portion of long-term debt	75	88
	165	249
Regulatory Liabilities	38	34
Other Long-Term Liabilities	2	3
Deferred Income Tax Liabilities	13	13
Long-Term Debt	3,287	3,244
	3,505	3,543

TRANSCANADA [88
SECOND QUARTER 2018

Non-Consolidated VIEs
The Company’s non-consolidated VIEs consist of legal entities where the Company does not have the power to direct the activities that most significantly impact the economic performance of these entities or where this power is shared with third parties. The Company contributes capital to these VIEs and receives ownership interests that provide it with residual claims on assets after liabilities are paid.
The carrying value of these VIEs and the maximum exposure to loss as a result of the Company's involvement with these VIEs are as follows:

	June 30,	December 31,
(unaudited - millions of Canadian $)	2018	2017

Balance sheet
Equity investments	4,382	4,372
Off-balance sheet
Potential exposure to guarantees	171	171
Maximum exposure to loss	4,553	4,543
15. Subsequent Event
On July 3, 2018, TCPL issued $800 million of Medium Term Notes, due in July 2048, bearing interest at a fixed rate of 4.182 per cent and $200 million of Medium Term Notes, due in March 2028, bearing interest at a fixed rate of 3.39 per cent.